EXHIBIT 21.1

   PRO-FAC COOPERATIVE, INC.
SUBSIDIARIES OF THE REGISTRANT

Curtice Burns Export Corporation
Kennedy Endeavors, Inc.
Seasonal Employers, Inc.
CBF Company of Canada Limited
Linden Oaks Corporation
Birds Eye de Mexico, S.A. de C.V.
BEMSA Holding, Inc.
Agrilink Foods, Inc.
PF Acquisition II, Inc.